Exhibit 99.1

Source:  CombiMatrix Corporation

CombiMatrix Corporation Announces

Strategic and Operational Restructuring

MUKILTEO, Wash., April 19, 2010 (GLOBENEWSWIRE) — CombiMatrix Corporation (Nasdaq: CBMX) announced today that it is implementing a restructuring plan to significantly reduce operating costs, increase the focus on the Company’s diagnostic services business and transition senior management.  After the restructuring, CombiMatrix will be focused on its diagnostics services business, including increasing utilization of its existing tests, expanding the test menu, increasing the number of customers and partners, and improving reimbursement for its testing services. Management and operations at CombiMatrix’s diagnostic laboratory in Irvine, CA will not be affected by this restructuring.  Specific components of the plan and additional details will be presented at the company’s second quarter earnings call scheduled for May 11, 2010, if not sooner.

“CombiMatrix is at a major inflection point in its development,” stated Dr. Amit Kumar, President and CEO of CombiMatrix Corporation.  “We have developed and launched a number of valuable diagnostic testing services, and we believe the best use of shareholder capital is to focus on selling and increasing the utilization of those tests.  In light of the tremendous opportunities we see in the diagnostics arena, management and the Board have decided to develop and implement a strategic plan which we believe will enable us to make the most effective use of our capital and provide the most probable path to cash flow positive operations.  We believe that this plan provides us an opportunity to create the most value for the Company’s shareholders.  We anticipate that the restructuring will result in a reduction of our operating cash burn of between 40-60% relative to our 2009 cash burn of $10.6 million, after taking into account one-time costs.  The company will report a cash balance of $13.5 million as of the end of the first quarter of 2010.  As a component of this plan, the Company will initiate a search for a new President and Chief Executive Officer, which we hope will be completed by the end of the second quarter, at which time I intend to step down as CEO but remain active with the company in an advisory role at the request of the Board,” concluded Dr. Kumar.

Tom Akin, Chairman of the Board stated, “We thank Dr. Kumar for leading the company to this point in its development, and wish him well in his next endeavor.  We all agree that this is the right time to make this transition for the benefit of our shareholders, as Dr. Kumar led the company through its development and technology focused period.  Now that we are transitioning to more commercial activities, we feel that the company would benefit from an experienced commercially oriented leader that is focused on diagnostic testing services and building the laboratory business.  We have a growing diagnostics business, cash on the balance sheet, and a pathway to cash flow positive operations.  Dr. Kumar and the Board will work together to identify the right candidate to lead the company in its next stage of development,” concluded Mr. Akin.

ABOUT COMBIMATRIX CORPORATION

CombiMatrix Corporation is a diversified biotechnology business that develops proprietary technologies, including products and services in the areas of drug development, genetic analysis, molecular diagnostics, nanotechnology and defense and homeland security markets, as well as in other potential markets where our products and services could be utilized.  The technologies we have developed include a platform technology to rapidly produce user-defined, in-situ synthesized, oligonucleotide arrays for use in identifying and determining the roles of genes, gene mutations and proteins. Other technologies include proprietary molecular synthesis and screening methods for the discovery of potential new drugs.

Combimatrix Molecular Diagnostics, Inc. (“CMDX”), our wholly owned subsidiary located in Irvine, California, operates as a diagnostics reference laboratory that provides genetic diagnostics services to physicians, hospitals and clinics.  CMDX provides its services through the use of arrays that utilize bacterial artificial chromosomes (“BACs”) that enable genetic analysis.  This type of technology is generally known as aCGH (or, array-Comparative Genomic Hybridization), and enables the analysis of gross genetic anomalies.  CMDX also sells BAC array slides to labs outside the U.S.  In addition, CMDX utilizes other non-proprietary technologies and products to augment its laboratory services in aCGH as well as ancillary services.

Leuchemix Inc. (“Leuchemix”), a minority owned subsidiary, is developing a series of compounds to address a number of oncology-related diseases.  Leuchemix’s first compound has entered initial clinical trials in the United Kingdom.

Additional information about CombiMatrix Corporation is available at www.combimatrix.com or by calling 1-800-985-CBMX (2269).  Additional information about CMDX is available at www.cmdiagnostics.com or by calling 1-800-710-0624.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions.  Our periodic and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

Investor Relations Contact:

Amit Kumar, Ph.D.

President & CEO, CombiMatrix Corporation

Tel (425) 493-2000; Fax (425) 493-2010